                                                                      EXHIBIT 22

                                  SUBSIDIARIES

1.   Flex-O-Lite, Inc., a Delaware corporation.

     a.   Flex-O-Lite Canada Ltd., an Ontario corporation.

2.   OSD Envizion, Inc., a Delaware corporation.

3.   Lansec Holdings GmbH, a German corporation.

     a.   Lansec SARL, a French corporation
     b.   Lansec Benelux B.V., a Netherlands corporation
     c.   Lansec GmbH, a German corporation
     d.   Lansec Safety Products, Ltd., a United Kingdom corporation

4.   Crystaloid Technologies, Inc., a Delaware corporation.

5.   American Allsafe Company, a Delaware corporation

     a.   Silencio / Safety Direct, Inc., a Nevada corporation

6.   Jackson Products Pty, an Australian corporation.